UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 17, 2005

Lodgian, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	404-364-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2005, certain subsidiaries of Lodgian, Inc. and Merrill Lynch Mortgage Lending, Inc. (“Merrill Lynch”) entered into a loan modification agreement (the “Agreement”) related to one of the fixed rate loans (“Fixed Rate #4 Loan”) originally provided by Merrill Lynch on June 25, 2004. Under the terms of the Agreement, one of the assets in the collateral pool securing the loan, the Holiday Inn located in St. Paul, Minnesota, was released from the loan in exchange for a payment of $2,081,047 (the “Release Payment”). The source of the Release Payment came from funds previously held by Merrill Lynch in an escrow account established at the inception of the loan.

Of the Release Payment, $2,000,000 went to pay down the principal balance of the note and the balance of the Release Payment was classified as a prepayment penalty. After the November 1, 2005 payment, the balance of the Fixed Rate #4 Loan will be $53,733,309.79.

Contemporaneously with the execution of this Agreement, the parties agreed to correct an error in the documentation of the loan modification agreement regarding the floating rate loan (“Floating Rate Loan Modification Agreement”) originally entered into between Merrill Lynch and certain of the company’s subsidiaries on April 29, 2005, and as reported by the company on Form 8-K on May 5, 2005. Among other things, the Floating Rate Loan Modification Agreement extended the original maturity date of the floating rate loan from June 30, 2006 to January 11, 2007. The intention of the parties was that the prepayment penalty of 1% payable in the event the loan (or a portion thereof) was paid off prior to June 30, 2006 would also be payable through the extended initial maturity date of January 11, 2007. The parties agreed to add a provision in the Floating Rate Loan Modification Agreement to reflect this understanding.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

Exhibit No.	Description
99.1	Fixed Rate Loan Modification Agreement dated October 17, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodigan, Inc.
	By:	Daniel E. Ellis
		Name:	Daniel E. Ellis
October 21, 2005		Title:	Senior Vice President, General Counsel & Secretary